Exhibit 99.2

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended January 26, 2005 assumes the business combination between Kmart and Sears occurred on January 29, 2004. The unaudited pro forma condensed consolidated balance sheet as of January 26, 2005 assumes the business combination had been completed on that date.

On March 24, 2005 (the “effective date”), Kmart and Sears completed their previously announced merger pursuant to the Agreement and Plan of Merger, dated as of November 16, 2004 (the “Merger Agreement”). Upon the consummation of the merger, Kmart and Sears became wholly-owned subsidiaries of Holdings.

Under the terms of the Merger Agreement, Kmart shareholders received one share of Holdings common stock for each Kmart share owned. Approximately 94.9 million shares of Holdings common stock were issued in exchange for all outstanding common stock of Kmart based on the one-for-one ratio. Sears shareholders had the right to elect to receive $50 in cash or 0.5 of a share of Holdings common stock for each Sears share owned. Sears shareholder elections were prorated to ensure that, in the aggregate, 55 percent of Sears shares were converted into Holdings shares and 45 percent of Sears shares were converted to cash. Restricted shares of Sears common stock at the effective date were converted into Holdings common stock on a 0.5 for 1 basis. In aggregate, approximately 62.2 million shares of Holdings common stock were issued to Sears shareholders at a value of approximately $6.5 billion (based on the average closing price of $104.33 of Kmart’s common stock during the period from November 15, 2004 through November 19, 2004, two business days before and after the date the merger was announced). In addition, approximately $5.4 billion in cash was paid in consideration for (i) all outstanding common stock of Sears, based upon the proration provisions of the Merger Agreement and (ii) all outstanding stock options of Sears. Including transaction costs of $18 million, the total consideration paid was approximately $11.9 billion.

The merger has been treated as a purchase business combination for accounting purposes, and as such, Sears’ assets acquired and liabilities assumed have been recorded at their fair value. Kmart and Sears determined that the merger would be accounted for as an acquisition by Kmart of Sears. In identifying Kmart as the acquiring entity, the companies took into account the relative share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of Kmart become the historical financial statements of Holdings. The purchase price for the acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition, March 24, 2005.

The allocations of the purchase price to Sears’ assets, including intangible assets, and liabilities are preliminary allocations and further refinements are likely to be made. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. Management of both Sears and Kmart believes that certain trade names owned by Sears, including Lands’ End, Kenmore and Craftsman, have indefinite lives based upon an analysis utilizing the criteria in paragraph 11 of SFAS 142.

Holdings expects to realize significant synergies as a result of the merger between Kmart and Sears. The synergies include increased revenues through cross-selling proprietary brands and converting off-mall Kmart locations to the Sears nameplate and cost savings through improved merchandising and non-merchandising procurement, improved logistics and supply chain management and the consolidation of shared headquarters functions and corporate services. The accompanying unaudited pro forma condensed consolidated statement of operations do not include any revenue or cost saving synergies which may be achievable subsequent to the closing of the business combination or the impact of non-recurring items directly related to the business combination.

SEARS HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated balance sheet at January 26, 2005 assumes that the business combination took place on that date, and therefore, the total consideration presented herein is based on the capital structure in place on that date. The unaudited pro forma condensed balance sheet at January 26, 2005 combines the January 26, 2005 historical balance sheet for Kmart and the January 1, 2005 historical balance sheet for Sears. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended January 26, 2005 assumes that the business combination took place on January 29, 2004. Kmart’s fiscal year ends on the last Wednesday in January, and Sears’ fiscal year ends on the Saturday closest to December 31. Therefore, the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended January 26, 2005 combines the historical 52 weeks ended January 26, 2005 for Kmart and the historical 52 weeks ended January 1, 2005 for Sears. Reclassifications have been made to the historical financial statements of Kmart and Sears to conform to the presentation expected to be used by Holdings.

The pro forma condensed consolidated financial data shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the merger or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The pro forma condensed consolidated financial data shown under this heading and the accompanying notes should be read together with the historical financial statements and related notes contained in the annual reports and other information that Sears and Kmart have filed with the Securities and Exchange Commission.

SEARS HOLDINGS CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet

January 26, 2005	Historical	Historical			Pro Forma
millions	Kmart	Sears			Sears
	January 26,	January 1,	Pro Forma		Holdings
	2005 (a)	2005 (a)	Adjustments		Corporation
ASSETS
Current assets
Cash and cash equivalents	$3,435	$4,165	$(5,299	)(b1)	$2,301
Credit card receivables, net	—	1,239	—		1,239
Other receivables	646	642	(403	)(c)	885
Merchandise inventories, net	3,281	5,549	565	(b2)	9,395
Other current assets	179	968			1,147

Total current assets	7,541	12,563	(5,137)		14,967

Property and equipment, net	315	6,749	3,264	(b4)	10,328
Goodwill	—	963	735	(b5)	1,698
Intangible assets	—	1,285	2,587	(b6)	3,872
	795	914	1,072	(b11)	2,882
Deferred income taxes and other assets			100	(b3)

Total assets	$8,651	$22,474	$2,621		$33,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term borrowings, primarily 90 days or less	$—	$685	$—		$685
Current portion of long-term debt & capitalized lease obligations	45	330	—		375
Accounts payable	1,092	4,218	(403	)(c)	4,907
Other current liabilities	676	2,302	—		2,978
Unearned revenues	—	1,081	—		1,081
Other taxes	273	581	—		854

Total current liabilities	2,086	9,197	(403)		10,880
Long-term debt and capitalized lease obligations	367	3,473	186	(b7)	4,026
Pension and post retirement benefits	1,004	1,685	198	(b8)	2,887
Minority interest and other liabilities	725	2,027	2,532	(b11)	5,284

Total liabilities	4,182	16,382	2,513		23,077

STOCKHOLDERS’ EQUITY
Common shares	1	323	(322	)(b9,10)	2
Capital in excess of par value	3,291	3,534	2,579	(b9,10,d)	9,404
Retained earnings	1,340	10,934	(10,934	)(b9)	1,340
Treasury stock-at-cost	(86)	(8,612)	8,698	(b9,d)	—
Deferred ESOP expense	—	(2)	2	(b9)	—
Accumulated other comprehensive loss	(77)	(85)	85	(b9)	(77)

Total stockholders’ equity	4,469	6,092	108	(b9,10)	10,669

Total liabilities and stockholders equity	$8,651	$22,474	$2,621		$33,746

In millions, except share data

(a)	Certain reclassifications have been made to the historical presentation of Kmart and Sears to conform to the presentation used in the unaudited pro forma condensed consolidated balance sheet.

SEARS HOLDINGS CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet

(b)	In connection with the business combination, a wholly-owned subsidiary of Holdings was merged with and into Sears, and 45% of the outstanding common shares of Sears were converted into $50.00 in cash per share of Sears common stock, and 55% of the Sears outstanding common shares were converted into Holdings common shares on a 0.5 for 1 basis. Restricted shares of Sears common stock at the effective date were converted into Holdings common stock on a 0.5 for 1 basis. In addition, a wholly-owned subsidiary of Holdings merged with and into Kmart, and Kmart common stockholders received one share of Holdings common stock for each share of Kmart common stock that they owned at the effective date of the merger.

Under the purchase method of accounting, the total consideration (as if the business combination had occurred on January 26, 2005) shown in the table below is allocated to Sears’ tangible and intangible assets and liabilities based on their estimated fair values as of the date of the business combination.

			Capital in
		Common	Excess Of
		Shares	Par Value	Total
(b10)	Issuance of Holdings shares to Sears stockholders (59.43 million shares at $104.33)	$1	$6,200	$6,201

	Cash consideration to Sears common stockholders			4,842
	Cash consideration to Sears stock option holders			439
	Estimated Kmart transaction costs			18

(b1)	Total cash consideration			5,299

	Total consideration			$11,500

The consideration is preliminarily allocated as follows:

(b9)	Sears’ historical net book value	$6,092
(b5)	Estimate of additional goodwill	735
(b2)	Adjustment of inventory to fair value	565
(b11)	Adjustment of other assets to fair value	101
(b4)	Estimate of adjustment to fair value property and equipment	3,264
(b6)	Estimate of adjustment to fair value identifiable intangible assets	2,587
(b7)	Estimate of adjustment to fair value assumed long-term debt	(186)
(b8)	Estimate of adjustment to fair value pension and post-retirement obligations	(198)
(b3)	Adjustment to deferred taxes to reflect reversal of pre-existing valuation allowance in the amount of $(1,072) and to reflect deferred taxes of $2,532 on purchase accounting adjustments	(1,460)

	Total consideration allocated	$11,500

The allocations of the purchase price to Sears’ assets, including intangible assets, and liabilities are preliminary allocations and further refinements are likely to be made. For purposes of the allocation above, Holdings has allocated $3.3 billion to property and equipment. This allocation has been assigned to land, buildings and leasehold improvements based upon previous internal and external assessments of value. The allocation included in these pro forma financial statements is as follows:

		Estimated
	Increase in	remaining
Asset class	value	useful life

Land	$1,900	N/A
Buildings	1,000	15 years
Leasehold Improvements	400	15 years

SEARS HOLDINGS CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet

For purposes of the allocation above, Holdings has allocated $2.6 billion to identifiable intangible assets. The preliminarily allocation included in these pro forma financial statements is as follows:

		Estimated
	Increase in	remaining
Asset class	value	useful life

Tradenames	$1,900	Indefinite

Craftsman, Kenmore and Lands’ End Definite lived intangibles	700	12 years

The majority of this allocation relates to trade names, including Lands’ End, Craftsman and Kenmore, which are believed to have indefinite lives. The Craftsman and Kenmore tradenames were internally developed by Sears, and as such do not have value assigned to them within the historical financial statements of Sears. The Lands’ End tradename, which was recorded within the historical financial statements of Sears at $702 million, was valued in connection with Sears’ acquisition of Lands’ End in June 2002.

(c)	Adjustment reflects the elimination of inter-company balances between Kmart and Sears. On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. Sears paid 30% of the purchase price at closing, with the remainder being recorded as a receivable by Kmart and a payable by Sears.

(d)	Adjustment reflects the cancellation of Kmart common stock owned by Kmart which will be cancelled without any conversion thereof, and no consideration paid as of the effective date of the merger.

SEARS HOLDINGS CORPORATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations

For fifty-two weeks ended January 26, 2005

					Sears
	Kmart	Sears			Holdings
millions, except per share data	January 26,	January 1,	Pro Forma		Corporation
	2005 (a)	2005 (a)	Adjustments (k)		Pro Forma

Merchandise sales and service	$19,701	$35,718	$—		$55,419
Credit and financial products revenue	—	381	—		381

Total revenue	19,701	36,099			55,800

Cost of sales, buying and occupancy	14,656	25,997	—		40,653
Selling, general and administrative	4,133	8,309	82	(d)	12,524
Depreciation and amortization	26	989	161	(b)	1,176
Special charges and impairments	11	41	—		52
Gain on sale of businesses and assets	(946)	(52)	599	(e)	(399)

Total operating costs and expenses	17,880	35,284	842		54,006

Operating income/(loss)	1,821	815	(842)		1,794

Interest, net	(108)	(276)	(23	)(c)	(407)
Bankruptcy-related recoveries	59	—	—		59
Other income	3	8	—		11

Income/(loss) operations before taxes and minority interest	1,775	547	(865)		1,457

Income tax (expense)/benefit	(669)	(170)	329	(f)	(510)
Minority interest	—	(45)	—		(45)

Net income	$1,106	$332	$(536)		$902

Basic net income per share	$12.39	$1.55	$(7.77)		$6.17

Diluted net income per share	$11.00	$1.53	$(6.79)		$5.74

Basic weighted average shares	89.3	214.0	(214.0)		146.2

			56.9	(g)
Diluted weighted average shares	101.4	216.7	(216.7)		158.3
			56.9	(g)

millions, except share data

(a)	Certain reclassifications have been made to the historical presentation of Kmart and Sears to conform to the presentation used in the unaudited pro forma condensed consolidated statement of operations.

(b)	Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value as discussed in Note (b) of Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. Holdings has assumed a remaining useful life of 15 years for its tangible assets in preparing the unaudited pro forma condensed consolidated statement of operations. Holdings expect the identifiable intangibles will primarily consist of tradenames, including Lands’ End, Kenmore, Craftsman and Diehard, and that these identified intangibles will have an indefinite life. Holdings has also allocated purchase price to identifiable intangibles with definitive lives such as customer relationships and supply agreements. For intangible assets with definitive lives, Holdings has assumed a twelve-year useful life.

(c)	Represents the increase in interest expense as a result of the adjustment of Sears’ long-term debt and capital lease obligations to their fair value as described in note (b) to the unaudited condensed consolidated balance sheet. The difference between the fair value and recorded value of each borrowing is amortized as additional interest expense over the remaining term of the borrowing.

SEARS HOLDINGS CORPORATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations

(d)	On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. During the fifty-two weeks ended January 26, 2005, Kmart recognized a gain on the sale amounting to $599 million. This adjustment eliminates the gain on the sale recognized by Kmart.

(e)	Represents an increase to selling and administrative expenses resulting from the adjustment to fair value of the Sears’ pension and post-retirement obligations.

(f)	Represents the aggregate pro forma statutory income tax effect (38%) of notes (b) through (e) above.

(g)	The pro forma earnings per share from continuing operations has been adjusted to reflect the issuance of Holdings common stock to Sears common stockholders based upon the assumed stock price of $104.33, the proration provisions in the merger agreement, and the exchange ratio in the Sears merger of 0.5 of a share of Holdings common stock for one share of Sears common stock.

(h)	The Unaudited Pro Forma Condensed Consolidated Statement of Operations excludes Sears’ transaction costs of $34 million to be incurred in connection with the business combination.